STOCK CHANGE

FILED
DONETTA DAVIDSON
COLORADO SECRETARY OF STATE

20021356554 C
$ 75.00
SECRETARY OF STATE
12-23-2002 16:07:49

ARTICLES OF AMENDMENT OF THE
ARTICLES OF INCORPORATION
OF
OAK RIDGE MICRO-ENERGY, INC.

DPC 19871685311

The undersigned President of OAK RIDGE MICRO-ENERGY, INC. (the "Corporation"), a corporation organized and existing under the laws of the State of Colorado, does hereby certify as follows:

1. That the name of the Corporation is OAK RIDGE MICRO-ENERGY, INC.

2. This amendment will effect a 1 for 10 reverse split of the Corporation's 86,504,078 outstanding shares of common stock, to be effective on January 6, 2003. All fractional shares will be rounded up to the nearest whole share.

3. The aforesaid Amendment to the Articles of Incorporation was adopted by Unanimous Consent of the Board of Directors signed on December 20, 2002.

IN WITNESS OF, I, Mark Meriwether, President of the Corporation, have subscribed this document and do hereby affirm, under penalty of perjury, that the statements contained herein have been examined by me and are true and correct as of this 20 day of December, 2002.

OAK RIDGE MICRO-ENERGY, INC.

By ______________________
Mark Meriwether, President

The (a) name or names, and (b) mailing address or addresses, of any one or more of the individuals who cause this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, are: Mr. Mark Meriwether, 3046 East Brighton Place, Salt Lake City, UT 84121.